Exhibit 99.1

REALTY INCOME APPOINTS PRESIDENT AND CHIEF OPERATING OFFICER SUMIT ROY AS CHIEF EXECUTIVE OFFICER

Company Reaffirms AFFO Per Share Guidance for 2018

SAN DIEGO, Oct. 16, 2018 -- Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced that Sumit Roy, the Company’s President and Chief Operating Officer, has been appointed Chief Executive Officer and to the Board of Directors, effective immediately, succeeding John P. Case.

“Sumit has been a valuable contributor to our senior management team since joining Realty Income in 2011, and his leadership as President and COO has been instrumental in building Realty Income into the successful Company it is today,” said Michael D. McKee, Chairman of the Board of Directors. “Sumit’s deep understanding of our business, operations and strategy, and appreciation for our hard-working employees, make him the perfect choice to seamlessly take on the responsibilities of President and CEO. We are confident in Sumit’s ability to lead the Company, execute on our strategic priorities and drive shareholder value.”

“I am honored to serve as Realty Income’s President and CEO during this exciting time in the Company’s history,” said Mr. Roy. “Driven by the efforts of our experienced management team and dedicated employees, I am confident that Realty Income is well-positioned to continue building upon the Company’s positive momentum. I thank John for his support and guidance over the years. Our diversified, high-quality portfolio, operations and investment opportunities remain strong. I look forward to continue working closely with the Board and our talented team to evolve and execute on our strategy, and I expect a seamless transition.”

Mr. Case said, “I have enjoyed my eight-plus years at Realty Income and especially working closely with Sumit for the last seven years at the Company, and I am confident that he is the natural choice to be the CEO. I believe Realty Income is well-positioned for continued growth and success. The Company has a bright future and I wish the best for Realty Income’s outstanding team members. “

Mr. McKee continued, “On behalf of the Board, I thank John for his service and wish him continued success. We are proud of our team’s many accomplishments for our shareholders while John was CEO. We are confident about the future of the Company and continue to believe we are led by one of the most talented management teams in the industry.”

The Company reaffirms its previously announced guidance of AFFO per share for 2018 of $3.16 to $3.21.

About Sumit Roy

Mr. Roy has served as Realty Income’s President since 2015 and as Chief Operating Officer since 2014. As President and COO Mr. Roy has helped oversee the Company’s investments and business operations, including Acquisitions, Dispositions, Asset Management, Portfolio Management, Information Technology, Internal Audit and Human Resources. He also served as the Chairman of the Investment Committee and a member of the Executive Management Team.

He joined Realty Income in 2011 and was promoted to Chief Investment Officer in 2013. Prior to joining the Company, Mr. Roy was an Executive Director at UBS Investment Bank where he worked for seven years. Prior to joining UBS, he worked in investment banking at Merrill Lynch, and as a Principal in technology consulting at Cap Gemini.

Mr. Roy has a Bachelors and Masters degree in Computer Science. He also holds a Masters in Business Administration in Finance and Economics from the University of Chicago, Booth School of Business.

About the Company

Realty Income, The Monthly Dividend Company®, is an S&P 500 Company dedicated to providing shareholders with dependable monthly income. The Company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,400 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the Company has declared 579 consecutive common stock monthly dividends throughout its 49-year operating history and increased the dividend 98 times since Realty Income’s public listing in 1994 (NYSE: O). Additional information about the Company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contacts:

Paul Meurer

EVP, CFO and Treasurer

(858) 284-5000

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177